XsunX Announces Sales Contract to Supply 4 Megawatts of its ASI-120 Thin Film Solar Modules

XsunX Sales Contracts Grow to 19 Megawatts with a Combined Value of $47 million

ALISO VIEJO, California, January 14, 2009 – XsunX, Inc. (OTC Bulletin Board:  XSNX, XSNXE), a solar technology company engaged in the build-out of its multi-megawatt thin film photovoltaic (TFPV) solar manufacturing facilities in Oregon, announced today that it has entered into a two-year supply contract for the sale of four (4) megawatts of it ASI-120 TFPV solar modules to an Oregon based firm specializing in over 20 years of commercial project development.

“We are pleased to announce continued progress in our business development efforts with this sales agreement to supply 4 megawatts of our ASI-120 TFPV solar modules,” stated Tom Djokovich, CEO of XsunX. “This agreement represents approximately $10 million dollars in total contract value with an initial 2 megawatts slated for delivery in calendar 2009, and the remaining 2 megawatt balance for delivery in calendar 2010. This sales contract underscores XsunX’s efforts to develop business and distribution relationships for its solar products in Oregon and extends to the creation of new jobs in Oregon’s renewable energy sector,” concluded Djokovich.

For more information about XsunX, please visit XsunX Web site:  http://www.XsunX.com

Contact:	For XsunX, Inc. Investor Relations Tel: (888) 797-4527
For XsunX, Inc. Media Relations Tel: (949) 330-8065

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